SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: July 24, 2007

Yadkin Valley Financial Corporation

North Carolina	20-4495993
(State of incorporation)	(I.R.S. Employer Identification No.)

209 North Bridge Street, Elkin, North Carolina	28621-3404
(Address of principal executive offices)	(Zip Code)
Issuer’s telephone number: (336) 526-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
This document contains 2 pages, plus exhibit

Item 2.02. Disclosure of Results of Operations and Financial Condition
Yadkin Valley Financial Corporation, (“the Company”) Elkin, NC (NASDAQ: YAVY — news), the holding company for Yadkin Valley Bank and Trust Company (“the Bank”), reports earnings of $3.79 million for the quarter ended June 30, 2007, an increase of 10.7% as compared with earnings of $3.42 million for the same quarter of 2006. Diluted earnings per share (“EPS”) were $0.35 and $0.32 for the quarters ended June 30, 2007 and 2006, respectively, an increase of 9.4%. Return on equity (“ROE”) increased to 11.8% for the quarter ended June 30, 2007 from 11.5% for the quarter ended June 30, 2006, and return on tangible equity (“ROTE”) edged down slightly to 16.6% from 16.8% over the same periods. The narrowing between ROE and ROTE resulted from a decrease in intangible assets both in book value and as a percentage of total equity. Despite higher net income and diluted EPS in 2007, ROTE declined slightly because average tangible equity increased by $9.6 million.
Yadkin Valley Financial Corporation is the holding company of Yadkin Valley Bank and Trust Company, which is a full service community bank providing services in twenty-three branches throughout its three regions in North Carolina. The Yadkin Valley Bank region serves Ashe, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Bank provides mortgage services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with four offices located in the branch network. Visit the Bank’s web site at www.yadkinvalleybank.com.
The common stock of Yadkin Valley Financial Corporation is traded on NASDAQ Global Select Market under symbol YAVY.
Item 9.01(d): Exhibits
     Exhibit 99:     Press Release
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Yadkin Valley Financial Corporation

By:	\s\Edwin E. Laws
Edwin E. Laws Chief Financial Officer

Date:	July 24, 2007